News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
May 2, 2019

UNIT CORPORATION REPORTS 2019 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today reported its financial and operational results for the first quarter of 2019. Operational highlights include:

Oil and natural gas segment:
•Continues to refocus the drilling program on prospects considered to provide higher oil content. At the end of the quarter, its remaining Granite Wash rig was redeployed to the Penn Sands prospect area. This segment has four operated drilling rigs in Western Oklahoma.
•In its Penn Sands prospect area in western Oklahoma, acquired an additional 8,200 net leasehold acres for approximately $8 million, adding 19 prospective controlled horizontal drilling locations and 12 non-controlled drilling locations. The locations are prospective for Marchand or Red Fork intervals.
•In the Shoal Creek prospect in the Wilcox area, which was originally developed from the Blackstone G-1 well and reprocessed seismic data, the Blackstone G-2 delineation well was successfully drilled and completed. Further delineation of this prospect continues with the Blackstone G-3 well, which is currently drilling.
•Experienced a third-party gas processor plant shut-down for 14 days, resulting in lost Wilcox production 200 MBoe (approximately 40% oil and liquids, 60% natural gas). The shut-down occurred from March 19th through April 2, 2019. The impact to first quarter production was slightly over 165 MBoe. Without this shut-down, daily production would have been 47.6 MBoe per day, a 1% increase over the fourth quarter of 2018.

Contract drilling segment:
•Placed its 12th and 13th BOSS drilling rigs into service during the quarter.
•Average rig utilization for the quarter was 31.4 rigs.

Mid-stream segment:
•Natural gas gathered and gas processed volumes per day increased by 14% and 1%, respectively, over the fourth quarter of 2018.
•Seven new extended lateral wells were brought on-line on the Pittsburgh Mills gathering system, increasing the daily volumes by nearly 115 MMcfe per day.
•The Reeding processing plant, an addition to the Cashion system, was recently placed into service.

FIRST QUARTER 2019 FINANCIAL RESULTS
Net loss attributable to Unit for the quarter was $3.5 million, or $0.07 per diluted share, compared to net income attributable to Unit of $7.9 million, or $0.15 per diluted share, for the first quarter of 2018. Adjusted net income attributable to Unit (which excludes the effect of non-cash commodity derivatives) for the quarter was $4.5 million, or $0.09 per diluted share, as compared to $0.21 per diluted share for the same quarter for 2018 (see Non-GAAP financial measures below). Adjusted net income decreased due to lower oil and gas segment margins, which were primarily reduced by lost production resulting from the plant shut-down and an increase in DD&A, which was partially offset by improved contract drilling margins and derivative settlements received. Total revenues for the quarter were $189.7 million (45% oil and natural gas, 27% contract drilling, and

28% mid-stream), compared to $205.1 million (50% oil and natural gas, 23% contract drilling, and 27% mid-stream) for the first quarter of 2018. Adjusted EBITDA attributable to Unit was $77.1 million, or $1.47 per diluted share (see Non-GAAP financial measures below).

OIL AND NATURAL GAS SEGMENT INFORMATION
 For the quarter, total equivalent production was 4.1 million barrels of oil equivalent (MMBoe), a decrease of 5% from the fourth quarter of 2018. Oil and natural gas liquids (NGLs) production represented 46% of total equivalent production. Oil production was 7,642 barrels per day, a decrease of 7% from the fourth quarter of 2018. NGLs production was 13,410 barrels per day, an increase of 1% over the fourth quarter of 2018. Natural gas production was 148.6 million cubic feet (MMcf) per day, a decrease of 3% from the fourth quarter of 2018. The decrease in daily production from the fourth quarter of 2018 to the first quarter of 2019 was due to a 14-day plant shut-down that resulted in losing slightly over 165 MBoe during the quarter.

Unit’s average realized per barrel equivalent price for the quarter was $20.92, an 8% decrease from the fourth quarter of 2018. Unit’s average natural gas price was $2.52 per Mcf, a decrease of 9% from the fourth quarter of 2018. Unit’s average oil price was $56.29 per barrel, an increase of 4% over the fourth quarter of 2018. Unit’s average NGLs price was $16.06 per barrel, a decrease of 18% from the fourth quarter of 2018. All prices in this paragraph include the effects of derivative contracts.

In the Gulf Coast area, Unit began delineation of its Shoal Creek prospect with the drilling of its Blackstone G #2, which encountered multiple stacked pay intervals in the Lower Wilcox. After being completed in mid-December in three of the lower stacked pay intervals, the well produced 6 to 8 MMcfe per day with 25% being oil. The size of the Shoal Creek prospect will be further delineated with additional drilling as the year progresses.

In response to low natural gas prices, especially in its Texas Panhandle area, Unit has refocused its drilling capital toward its oilier drilling inventory in the Red Fork and Marchand plays in western Oklahoma. Additional third-party gas takeaway capacity expected to come on line later in the year should help improve natural gas pricing in the Texas Panhandle area.

Pinkston said: “The first quarter production decline was due to the third-party plant shut-down. The 14-day shut-down had a significant impact on both production and revenues. Wilcox production generally receives LLS oil pricing, Mt. Belvieu liquids, and Henry Hub natural gas index pricing, which lately are some of the best price points we are seeing. We are optimistic that the plant turnaround will result in improved recoveries going forward. As we have noted, we are continuing to move our drilling focus to increase our oil content. To that end, we now have two drilling rigs operating in each of the Penn Sands and SOHOT core areas, with both areas having a higher oil content. We are encouraged by our efforts to successfully expand our leasehold position in those areas where we have seen higher oil production."

This table illustrates certain comparative production, realized prices, and operating profit for the periods indicated:

	Three Months Ended			Three Months Ended
	Mar 31, 2019	Mar 31, 2018	Change	Mar 31, 2019	Dec 31, 2018	Change
Oil and NGLs Production, MBbl	1,895	1,931	(2)%	1,895	1,976	(4)%
Natural Gas Production, Bcf	13.4	13.5	(1)%	13.4	14.1	(5)%
Production, MBoe	4,123	4,181	(1)%	4,123	4,318	(5)%
Production, MBoe/day	45.8	46.5	(1)%	45.8	46.9	(2)%
Avg. Realized Natural Gas Price, Mcf (1)	$2.52	$2.62	(4)%	$2.52	$2.77	(9)%
Avg. Realized NGL Price, Bbl (1)	$16.06	$21.08	(24)%	$16.06	$19.61	(18)%
Avg. Realized Oil Price, Bbl (1)	$56.29	$55.10	2%	$56.29	$54.01	4%
Avg. Price / Boe for Revenue Recognition	$(1.36)	$(0.76)	(79)%	$(1.36)	$(1.25)	(9)%
Realized Price / Boe (1)	$20.92	$23.42	(11)%	$20.92	$22.74	(8)%
Operating Profit Before Depreciation, Depletion, & Amortization (MM) (2)	$53.4	$67.1	(21)%	$53.4	$74.9	(29)%
(1) Realized price includes oil, NGLs, natural gas, and associated derivatives.
(2) Operating profit before depreciation is calculated by taking operating revenues for this segment less operating expenses excluding depreciation, depletion, amortization, and impairment. (See non-GAAP financial measures below.)

CONTRACT DRILLING SEGMENT INFORMATION
Unit's average number of drilling rigs working during the quarter was 31.4, a decrease of 5% from the fourth quarter of 2018. Per day drilling rig rates averaged $18,339, a 2% increase over the fourth quarter of 2018. Average per day operating margin for the quarter was $7,376 (before elimination of intercompany drilling rig profit of $1.1 million). This margin compares to fourth quarter 2018 average operating margin of $5,859 (before elimination of intercompany drilling rig profit of $0.6 million), an increase of 26%, or $1,517 (see non-GAAP financial measures below). Average operating margins for the quarter included early termination fees of approximately $4.8 million, or $1,684 per day, from the cancellation of certain third-party long-term contracts.

Pinkston said: “Our contract drilling segment’s operations held steady during the quarter. During January, we completed and placed into service our 12th BOSS rig, and during February, our 13th BOSS rig was placed into service under a long-term contract. All 13 of our BOSS rigs are under contract, and we currently have a total of 31 drilling rigs operating. Term contracts (contracts with original terms ranging from six months to three years in length) are in place for 15 of our drilling rigs at the end of the quarter. Of the 15 contracts, five are up for renewal in the second quarter of 2019, two in the third quarter, three in the fourth quarter, two in 2020, and three after 2020.”

This table illustrates certain comparative results for the periods indicated:

	Three Months Ended			Three Months Ended
	Mar 31, 2019	Mar 31, 2018	Change	Mar 31, 2019	Dec 31, 2018	Change
Rigs Utilized	31.4	31.7	(1)%	31.4	33.1	(5)%
Operating Profit Before Depreciation (MM)(1)	$19.8	$14.3	38%	$19.8	$17.2	15%
(1) Operating profit before depreciation is calculated by taking operating revenues for this segment less operating expenses excluding depreciation and impairment. (See non-GAAP financial measures below.)

MID-STREAM SEGMENT INFORMATION
For the quarter, gas gathering and gas processing volumes per day increased 14% and 1%, respectively, while liquids sold volumes per day decreased 7% from the fourth quarter of 2018. Operating profit (as defined in the footnote below) for the quarter was $13.1 million, an increase of 6% over the fourth quarter of 2018.

This table illustrates certain comparative results for the periods indicated:

	Three Months Ended			Three Months Ended
	Mar 31, 2019	Mar 31, 2018	Change	Mar 31, 2019	Dec 31, 2018	Change
Gas Gathering, Mcf/day	449,916	372,862	21%	449,916	394,203	14%
Gas Processing, Mcf/day	161,748	151,039	7%	161,748	160,786	1%
Liquids Sold, Gallons/day	650,614	577,560	13%	650,614	697,161	(7)%
Operating Profit Before Depreciation & Amortization (MM) (1)	$13.1	$14.4	(9)%	$13.1	$12.4	6%
(1) Operating profit before depreciation is calculated by taking operating revenues for this segment less operating expenses excluding depreciation, amortization, and impairment. (See non-GAAP financial measures below.)

Pinkston said: “In our Appalachian region, seven new extended lateral wells were brought online on the Pittsburgh Mills gathering system, increasing daily volume by nearly 115 MMcfe per day. Overall, the mid-stream segment saw a 14% increase in throughput volumes despite the Wilcox processing plant shut-down which adversely impacted Segno gathered volumes. The Reeding processing plant was placed into service after the end of the first quarter. This processing plant is an addition to the Cashion system in central Oklahoma.”

FINANCIAL INFORMATION
Unit ended the quarter with long-term debt of $685.0 million, consisting of $645.0 million in senior subordinated notes (net of unamortized discount and debt issuance costs) and $40 million in borrowings under the Unit credit agreement. The Unit credit agreement is subject to an elected commitment and borrowing base of $425 million.

WEBCAST
Unit uses its website to disclose material nonpublic information and for complying with its disclosure obligations under Regulation FD. The website includes those disclosures in the 'Investor Information' sections. So, investors should monitor that portion of the website, besides following the press releases, SEC filings, and public conference calls and webcasts.

Unit will webcast its first quarter earnings conference call live over the Internet on May 2, 2019 at 10:00 a.m. Central Time (11:00 a.m. Eastern). To listen to the live call, please go to http://www.unitcorp.com/investor/calendar.htm at least fifteen minutes before the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for 90 days.

_____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling, and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

FORWARD-LOOKING STATEMENT
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including changes in commodity prices, the productive capabilities of the company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected rate of the company’s oil and natural gas production, the amount available to the company for borrowings, its anticipated borrowing needs under its credit agreements, the number of wells to be drilled by the company’s oil and natural gas segment, the potential productive capability of its prospective plays, and other factors described occasionally in the company’s publicly available SEC reports. The company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.

Unit Corporation
Selected Financial Highlights
(In thousands except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Statement of Operations:
Revenues:
Oil and natural gas	$86,095	$103,099
Contract drilling	51,155	45,989
Gas gathering and processing	52,441	56,044
Total revenues	189,691	205,132
Expenses:
Operating costs:
Oil and natural gas	32,714	35,962
Contract drilling	31,401	31,667
Gas gathering and processing	39,355	41,604
Total operating costs	103,470	109,233
Depreciation, depletion, and amortization	62,126	57,066
General and administrative	9,741	10,762
(Gain) loss on disposition of assets	1,615	(161)
Total operating expenses	176,952	176,900

Income from operations	12,739	28,232

Other income (expense):
Interest, net	(8,538)	(10,004)
(Loss) on derivatives not designated as hedges	(6,932)	(6,762)
Other	5	6
Total other income (expense)	(15,465)	(16,760)

Income (loss) before income taxes	(2,726)	11,472

Income tax expense:
Deferred	(444)	3,607
Total income taxes	(444)	3,607

Net income (loss)	(2,282)	7,865
Net income attributable to non-controlling interest	1,222	—
Net income (loss) attributable to Unit Corporation	$(3,504)	$7,865

Net income (loss) attributable to Unit Corporation per common share:
Basic	$(0.07)	$0.15
Diluted	$(0.07)	$0.15

Weighted average shares outstanding:
Basic	52,557	51,730
Diluted	52,557	52,272

Unit Corporation
Selected Financial Highlights - continued
(In thousands)

	March 31,	December 31,
	2019	2018
Balance Sheet Data:
Current assets	$131,011	$170,359
Total assets	$2,729,180	$2,698,053
Current liabilities	$197,662	$213,859
Long-term debt	$685,031	$644,475
Other long-term liabilities and non-current derivative liability	$106,259	$101,527
Deferred income taxes	$144,369	$144,748
Total shareholders’ equity attributable to Unit Corporation	$1,392,992	$1,390,881

	Three Months Ended March 31,
	2019	2018
Statement of Cash Flows Data:
Cash flow from operations before changes in operating assets and liabilities	$76,166	$79,966
Net change in operating assets and liabilities	912	3,602
Net cash provided by operating activities	$77,078	$83,568
Net cash used in investing activities	$(120,897)	$(68,165)
Net cash provided by financing activities	$41,258	$(15,352)

Non-GAAP Financial Measures

Unit Corporation reports its financial results under generally accepted accounting principles (“GAAP”). The company believes certain non-GAAP measures provide users of its financial information and its management additional meaningful information to evaluate the performance of the company.

This press release includes net income (loss) and earnings (loss) per share excluding the effect of the cash-settled commodity derivatives, its reconciliation of segment operating profit, its drilling segment’s average daily operating margin before elimination of intercompany drilling rig profit and bad debt expense, its cash flow from operations before changes in operating assets and liabilities, and its reconciliation of net income to adjusted EBITDA.

Below are reconciliations of GAAP financial measures to non-GAAP financial measures for the periods below. Non-GAAP financial measures should not be considered by themselves or a substitute for results reported under GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared under GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Unit Corporation
Reconciliation of Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share

	Three Months Ended
	March 31,
	2019	2018
	(In thousands except earnings per share)
Adjusted net income attributable to Unit Corporation:
Net income (loss) attributable to Unit Corporation	$(3,504)	$7,865
Loss on derivatives (net of income tax)	5,802	4,636
Settlements during the period of matured derivative contracts (net of income tax)	2,224	(1,421)
Adjusted net income attributable to Unit Corporation	$4,522	$11,080

Adjusted diluted earnings attributable to Unit Corporation per share:
Diluted earnings (loss) per share	$(0.07)	$0.15
Diluted earnings per share from loss on derivatives	0.11	0.09
Diluted earnings per share from settlements of matured derivative contracts	0.05	(0.03)
Adjusted diluted income per share attributable to Unit	$0.09	$0.21

Weighted shares (denominator)	52,557	52,272
 ________________
The company has included the net income and diluted earnings per share including only the cash-settled commodity derivatives because:
•It uses the adjusted net income to evaluate the operational performance of the company.
•The adjusted net income is more comparable to earnings estimates provided by securities analysts.

Unit Corporation
Reconciliation of Segment Operating Profit

	Three Months Ended
	December 31,	March 31,
	2018	2019	2018
	(In thousands)
Oil and natural gas	$74,863	$53,381	$67,137
Contract drilling	17,173	19,754	14,322
Gas gathering and processing	12,409	13,086	14,440
Total operating profit	104,445	86,221	95,899
Depreciation, depletion and amortization	(64,629)	(62,126)	(57,066)
Impairments	(147,884)	—	—
Total operating income (loss)	(108,068)	24,095	38,833
General and administrative	(9,955)	(9,741)	(10,762)
Gain (loss) on disposition of assets	129	(1,615)	161
Interest, net	(7,816)	(8,538)	(10,004)
Gain (loss) on derivatives	22,424	(6,932)	(6,762)
Other	5	5	6
Income (loss) before income taxes	$(103,281)	$(2,726)	$11,472
_________________
The company has included segment operating profit because:
•It considers segment operating profit to be an important supplemental measure of operating performance for presenting trends in its core businesses.
•Segment operating profit is useful to investors because it provides a means to evaluate the operating performance of the segments and company using the criteria used by management.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Intercompany Rig Profit
and Bad Debt Expense

	Three Months Ended
	December 31,	March 31,
	2018	2019	2018
	(In thousands except for operating days and operating margins)
Contract drilling revenue	$52,965	$51,155	$45,989
Contract drilling operating cost	35,792	31,401	31,667
Operating profit from contract drilling	17,173	19,754	14,322
Add:
Elimination of intercompany rig profit and bad debt expense	644	1,060	434
Operating profit from contract drilling before elimination of intercompany rig profit and bad debt expense	17,817	20,814	14,756
Contract drilling operating days	3,041	2,822	2,849
Average daily operating margin before elimination of intercompany rig profit and bad debt expense	$5,859	$7,376	$5,179
 ________________
The company has included the average daily operating margin before elimination of intercompany rig profit and bad debt expense because:
•Its management uses the measurement to evaluate the cash flow performance of its contract drilling segment and to evaluate the performance of contract drilling management.
•It is used by investors and financial analysts to evaluate the performance of the company.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Operating Assets and Liabilities

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Net cash provided by operating activities	$77,078	$83,568
Net change in operating assets and liabilities	(912)	(3,602)
Cash flow from operations before changes in operating assets and liabilities	$76,166	$79,966
 ________________
The company has included the cash flow from operations before changes in operating assets and liabilities because:
•It is an accepted financial indicator used by its management and companies in the industry to measure the company’s ability to generate cash used to internally fund its business activities.
•It is used by investors and financial analysts to evaluate the performance of the company.

Unit Corporation
Reconciliation of Adjusted EBITDA

	Three Months Ended
	March 31,
	2019	2018
	(In thousands except earnings per share)

Net income (loss)	$(2,282)	$7,865
Income taxes	(444)	3,607
Depreciation, depletion and amortization	62,126	57,066
Interest, net	8,538	10,004
Loss on derivatives	6,932	6,762
Settlements during the period of matured derivative contracts	2,656	(2,073)
Stock compensation plans	5,134	6,609
Other non-cash items	(138)	(532)
(Gain) loss on disposition of assets	1,615	(161)
Adjusted EBITDA	84,137	89,147
Adjusted EBITDA attributable to non-controlling interest	7,022	—
Adjusted EBITDA attributable to Unit Corporation	$77,115	$89,147

Diluted earnings (loss) per share attributable to Unit	$(0.07)	$0.15
Diluted earnings per share from income taxes	(0.01)	0.07
Diluted earnings per share from depreciation, depletion and amortization	1.08	1.09
Diluted earnings per share from interest, net	0.16	0.19
Diluted earnings per share from loss on derivatives	0.13	0.13
Diluted earnings per share from settlements during the period of matured derivative contracts	0.05	(0.04)
Diluted earnings per share from stock compensation plans	0.10	0.13
Diluted earnings per share from other non-cash items	—	(0.01)
Diluted earnings per share from (gain) loss on disposition of assets	0.03	—
Adjusted EBITDA per diluted share	$1.47	$1.71

Weighted shares (denominator)	52,557	52,272
 ________________
The company has included the adjusted EBITDA, which excludes gain or loss on disposition of assets and includes only the cash-settled commodity derivatives because:
•It uses adjusted EBITDA to evaluate the operational performance of the company.
•Adjusted EBITDA is more comparable to estimates provided by securities analysts.